Investor Contact:	Media Contact:
Paul Trussell	KeJuan Wilkins
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2023 SECOND QUARTER RESULTS

BEAVERTON, Ore., Dec. 20, 2022 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2023 financial results for its second quarter ended November 30, 2022.

•Second quarter reported revenues were $13.3 billion, up 17 percent compared to the prior year and up 27 percent on a currency-neutral basis*
•NIKE Direct sales were $5.4 billion, up 16 percent on a reported basis and up 25 percent on a currency-neutral basis
•NIKE Brand Digital sales increased 25 percent on a reported basis, or 34 percent on a currency-neutral basis
•Wholesale revenues grew 19 percent on a reported basis and 30 percent on a currency-neutral basis
•Gross margin decreased 300 basis points to 42.9 percent
•Diluted earnings per share for the quarter was $0.85, up 2 percent

"NIKE’s results this quarter are a testament to our deep connection with consumers," said John Donahoe, President and CEO, NIKE, Inc. “Our growth was broad-based and was driven by our expanding digital leadership and brand strength. These results give us confidence in delivering the year as our competitive advantages continue to fuel our momentum."**

Executive Vice President and Chief Financial Officer, Matthew Friend, said, "Consumer demand for NIKE's portfolio of brands continues to drive strong business momentum in a dynamic environment. We remain focused on what we can control, and we are on track to deliver on our operational and financial goals — setting the foundation for sustainable, profitable growth."**

Second Quarter Income Statement Review

•Revenues for NIKE, Inc. increased 17 percent to $13.3 billion compared to the prior year and were up 27 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $12.7 billion, up 18 percent on a reported basis and up 28 percent on a currency-neutral basis, with strong growth across all geographies and channels.
◦Revenues for Converse were $586 million, up 5 percent on a reported basis and up 12 percent on a currency-neutral basis, led by double-digit growth in North America, partially offset by declines in Asia.
•Gross margin decreased 300 basis points to 42.9 percent, primarily due to higher markdowns to liquidate inventory, particularly in North America; continued unfavorable changes in net foreign currency exchange rates; elevated freight and logistics costs and increased product input costs; partially offset by strategic pricing actions.
•Selling and administrative expense increased 10 percent to $4.1 billion.
◦Demand creation expense was $1.1 billion, up 8 percent, primarily due to advertising and marketing.
◦Operating overhead expense increased 10 percent to $3.0 billion, primarily due to wage-related expenses, strategic technology investments and higher NIKE Direct costs.
•The effective tax rate for the quarter was 19.3 percent compared to 10.9 percent for the same period last year due to decreased benefits from stock-based compensation and a shift in our earnings mix.
•Net income was $1.3 billion, flat compared to prior year, and Diluted earnings per share was $0.85, increasing 2 percent.

November 30, 2022 Balance Sheet Review

•Inventories for NIKE, Inc. were $9.3 billion, up 43 percent compared to the prior year period, driven by an increase in units from lapping prior year supply chain disruption, as well as higher input costs.
•Cash and equivalents and short-term investments were $10.6 billion, down approximately $4.5 billion from last year, as free cash flow was offset by share repurchases and cash dividends.

Shareholder Returns

NIKE continues to have a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 21 consecutive years of increasing dividend payouts. In the second quarter, NIKE returned approximately $2.1 billion to shareholders, including:

•Dividends of $480 million, up 10 percent from the prior year.
•Share repurchases of $1.6 billion, reflecting 16.5 million retired shares as part of the four-year, $18 billion program approved by the Board of Directors in June 2022. As of November 30, 2022, a total of 19.0 million shares have been repurchased under the program for a total of approximately $1.9 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on December 20, 2022, to review fiscal second quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, January 9, 2023.
About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://about.nike.com/en/newsroom and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.
(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(In millions, except per share data)	11/30/2022	11/30/2021	Change	11/30/2022	11/30/2021	Change
Revenues	$13,315	$11,357	17%	$26,002	$23,605	10%
Cost of sales	7,604	6,144	24%	14,676	12,696	16%
Gross profit	5,711	5,213	10%	11,326	10,909	4%
Gross margin	42.9%	45.9%		43.6%	46.2%

Demand creation expense	1,102	1,017	8%	2,045	1,935	6%
Operating overhead expense	3,022	2,742	10%	5,999	5,396	11%
Total selling and administrative expense	4,124	3,759	10%	8,044	7,331	10%
% of revenues	31.0%	33.1%		30.9%	31.1%

Interest expense (income), net	16	55	—	29	112	—
Other (income) expense, net	(79)	(102)	—	(225)	(141)	—
Income before income taxes	1,650	1,501	10%	3,478	3,607	-4%
Income tax expense	319	164	95%	679	396	71%
Effective tax rate	19.3%	10.9%		19.5%	11.0%

NET INCOME	$1,331	$1,337	0%	$2,799	$3,211	-13%

Earnings per common share:
Basic	$0.85	$0.84	1%	$1.79	$2.03	-12%
Diluted	$0.85	$0.83	2%	$1.77	$1.98	-11%

Weighted average common shares outstanding:
Basic	1,559.0	1,582.4		1,563.1	1,582.2
Diluted	1,572.4	1,617.4		1,579.1	1,618.5

Dividends declared per common share	$0.340	$0.305		$0.645	$0.580

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30,	November 30,	% Change
(Dollars in millions)	2022	2021
ASSETS
Current assets:
Cash and equivalents	$6,490	$10,751	-40%
Short-term investments	4,131	4,352	-5%
Accounts receivable, net	5,437	3,746	45%
Inventories	9,326	6,506	43%
Prepaid expenses and other current assets	2,063	1,822	13%
Total current assets	27,447	27,177	1%
Property, plant and equipment, net	4,854	4,812	1%
Operating lease right-of-use assets, net	2,809	3,017	-7%
Identifiable intangible assets, net	280	265	6%
Goodwill	281	242	16%
Deferred income taxes and other assets	3,976	3,404	17%
TOTAL ASSETS	$39,647	$38,917	2%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$500	$—	—
Notes payable	7	9	-22%
Accounts payable	2,810	2,795	1%
Current portion of operating lease liabilities	426	462	-8%
Accrued liabilities	6,020	5,431	11%
Income taxes payable	436	160	173%
Total current liabilities	10,199	8,857	15%
Long-term debt	8,924	9,417	-5%
Operating lease liabilities	2,668	2,835	-6%
Deferred income taxes and other liabilities	2,584	2,884	-10%
Redeemable preferred stock	—	—	—
Shareholders’ equity	15,272	14,924	2%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$39,647	$38,917	2%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2022	11/30/2021	Change		11/30/2022	11/30/2021	Change
North America
Footwear	$3,963	$2,852	39%	39%	$7,768	$6,116	27%	27%
Apparel	1,685	1,480	14%	14%	3,179	2,910	9%	10%
Equipment	182	145	26%	26%	393	330	19%	19%
Total	5,830	4,477	30%	31%	11,340	9,356	21%	21%
Europe, Middle East & Africa
Footwear	2,063	1,806	14%	37%	4,075	3,789	8%	27%
Apparel	1,281	1,202	7%	28%	2,434	2,361	3%	22%
Equipment	145	134	8%	30%	313	299	5%	23%
Total	3,489	3,142	11%	33%	6,822	6,449	6%	25%
Greater China
Footwear	1,370	1,235	11%	21%	2,603	2,684	-3%	4%
Apparel	393	564	-30%	-24%	767	1,040	-26%	-21%
Equipment	25	45	-44%	-39%	74	102	-27%	-23%
Total	1,788	1,844	-3%	6%	3,444	3,826	-10%	-4%
Asia Pacific & Latin America
Footwear	1,108	887	25%	40%	2,172	1,909	14%	27%
Apparel	435	402	8%	24%	848	787	8%	22%
Equipment	56	58	-3%	8%	114	116	-2%	10%
Total	1,599	1,347	19%	34%	3,134	2,812	11%	25%
Global Brand Divisions[2]	18	6	200%	200%	32	13	146%	149%
TOTAL NIKE BRAND	12,724	10,816	18%	28%	24,772	22,456	10%	19%
Converse	586	557	5%	12%	1,229	1,186	4%	10%
Corporate[3]	5	(16)	—	—	1	(37)	—	—
TOTAL NIKE, INC. REVENUES	$13,315	$11,357	17%	27%	$26,002	$23,605	10%	18%

TOTAL NIKE BRAND
Footwear	$8,504	$6,780	25%	36%	$16,618	$14,498	15%	23%
Apparel	3,794	3,648	4%	14%	7,228	7,098	2%	10%
Equipment	408	382	7%	17%	894	847	6%	14%
Global Brand Divisions[2]	18	6	200%	200%	32	13	146%	149%
TOTAL NIKE BRAND REVENUES	$12,724	$10,816	18%	28%	$24,772	$22,456	10%	19%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2022	11/30/2021	Change	11/30/2022	11/30/2021	Change
North America	$1,497	$1,235	21%	$2,874	$2,669	8%
Europe, Middle East & Africa	990	806	23%	1,965	1,681	17%
Greater China	511	569	-10%	1,052	1,270	-17%
Asia Pacific & Latin America	485	388	25%	985	869	13%
Global Brand Divisions[2]	(1,226)	(1,071)	-14%	(2,413)	(2,058)	-17%
TOTAL NIKE BRAND[1]	2,257	1,927	17%	4,463	4,431	1%
Converse	153	132	16%	362	336	8%
Corporate[3]	(744)	(503)	-48%	(1,318)	(1,048)	-26%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,666	1,556	7%	3,507	3,719	-6%
EBIT margin[1]	12.5%	13.7%		13.5%	15.8%
Interest expense (income), net	16	55	—	29	112	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,650	$1,501	10%	$3,478	$3,607	-4%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents Net income before Interest expense (income), net and Income tax expense. EBIT margin is calculated as EBIT divided by total NIKE, Inc. Revenues. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional information that should be considered when assessing the Company’s underlying business performance and trends. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.